CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust regarding the Prospectus and Statement of Additional Information of PIA High Yield Fund and PIA High Yield (MACS) Fund, each a series of the Advisors Series Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 25, 2011